Exhibit 4.(a).60.4

The State of Israel
Ministry of Communications

General License of Partner Fixed Communications Solutions Limited Partnership for the Provision of Domestic Fixed-Line Telecommunication Services

Amendment No. 4

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having considered the request of Partner Fixed Communications Solutions Limited Partnership for the Provision of Domestic Fixed-Line Telecommunication Services, (“Partner”), we hereby amend the General License for the provision of Domestic Fixed-Line Telecommunication Services, granted to Partner on 15 January 2007, as follows:

Amendment to Appendix B

1.	In Appendix B, in article 2-List of Services:

a.	After item no. 4 shall come:

“

4a	Digital Transmission	Provision of transmission services in a digital interface and at different intervals	Immediate

”

b.	In item no. 33, in the column of “Start Time”, shall come “April 2007” and in the Comments column, at the end shall come” in accordance with the service file”.

c.	After item no. 44 shall come:

“

45	"Dark Fibers"	Connection by "Dark Fibers" between sites	Immediate

”

(11 July, 2007)

(sgd)	(sgd)
___________________ Mordechai Mordechai	___________________ Haim Giron, Adv.
Director-General	Senior Deputy Director-General,
Engineering and Licensing